Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”), dated as of November 24, 2020, by and between VTV THERAPEUTICS INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Investor, and the Investor wishes to buy from the Company, up to Forty-Seven Million Dollars ($47,000,000) of the Company’s Class A common stock, $0.01 par value per share (the “Common Stock”). The shares of Common Stock to be purchased hereunder (including, without limitation, the Initial Purchase Shares (as defined in Section 2(a) hereof)) are referred to herein as the “Purchase Shares.”

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.	CERTAIN DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Accelerated Purchase Date” means, with respect to any Accelerated Purchase made pursuant to Section 2(c) hereof or any Additional Accelerated Purchase pursuant to Section 2(d) hereof, the Business Day immediately following the applicable Purchase Date with respect to the corresponding Regular Purchase referred to in Section 2(c) hereof.

(b)“Accelerated Purchase Minimum Price Threshold” means, with respect to any Accelerated Purchase made pursuant to Section 2(c) or Additional Accelerated Purchase made pursuant to Section 2(d) hereof, any minimum per share price threshold set forth by the Company in the applicable Purchase Notice.

(c) “Accelerated Purchase Period” means, with respect to an Accelerated Purchase made pursuant to Section 2(c) hereof, such period of time on the Accelerated Purchase Date beginning at the official open of trading on the Principal Market, and ending at the earliest of (i) the official close of trading on the Principal Market on such Accelerated Purchase Date, (ii) such time that the total number (or volume) of shares of Common Stock traded on the Principal Market has exceeded the quotient of (A) the Accelerated Purchase Share Amount, divided by (B) 0.3, and (iii) such time on the Accelerated Purchase Date that the Sale Price has fallen below the Accelerated Purchase Minimum Price Threshold.

(d)“Accelerated Purchase Share Amount” means, with respect to an Accelerated Purchase made pursuant to Section 2(c) hereof or an Additional Accelerated Purchase made pursuant to Section 2(d) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor in a Purchase Notice, which number of Purchase Shares shall not exceed the lesser of (i) 300% of the applicable Regular Purchase Share Limit for the corresponding Regular Purchase and (ii) 30% of the total volume of shares of Common Stock traded on the Principal Market during the Accelerated Purchase Period or the Additional Accelerated Purchase Period, as applicable.

(e)“Additional Accelerated Purchase Period” means, with respect to an Additional Accelerated Purchase pursuant to Section 2(d) hereof, such period of time on the Accelerated Purchase Date beginning at the latest of (i) the end of the Accelerated Purchase Period for the corresponding

308217334.8

Accelerated Purchase made pursuant to Section 2(c) hereof on such Accelerated Purchase Date, (ii) the end of the Additional Accelerated Purchase Period for the most recently completed prior Additional Accelerated Purchase pursuant to Section 2(d) hereof on such Accelerated Purchase Date, as applicable, and (iii) the time at which all Purchase Shares for all prior Purchases, including, those effected on the applicable Accelerated Purchase Date have theretofore been received by the Investor as DWAC Shares in accordance with this Agreement, and ending at the earliest of (i) the official close of trading on the Principal Market on the Accelerated Purchase Date, (ii) such time that the total number (or volume) of shares of Common Stock traded on the Principal Market has exceeded the quotient of (A) the Accelerated Purchase Share Amount, and (B) 0.3, and (iii) such time that the Sale Price has fallen below any minimum price threshold set forth in the applicable Purchase Notice by the Company.

(f) “Available Amount” means, initially, Forty-Seven Million Dollars ($47,000,000) in the aggregate, which amount shall be reduced by the Purchase Amount each time the Investor purchases shares of Common Stock pursuant to Section 2 hereof (including the Initial Purchase).

(g)“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(h) “Business Day” means any day on which the Principal Market is open for trading, including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(i)“Closing Sale Price” means, for any security as of any date, the last closing sale price for such security on the Principal Market as reported by the Principal Market.

(j)“Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party without confidential restriction at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.

(k) “DTC” means The Depository Trust Company, or any successor performing substantially the same function for the Company.

(l)“DWAC Shares” means shares of Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and (iii) timely credited by the Company to the Investor’s or its designee’s specified Deposit/Withdrawal at Custodian (DWAC) account with DTC under its Fast Automated Securities Transfer (FAST) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) “Floor Price” means $0.25, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $0.25.

(o)“Initial Purchase Price” means the lower of: (i) the Closing Sale Price of the Common Stock on the Business Day immediately preceding the Commencement Date and (ii) the arithmetic average Closing Sale Prices for the Common Stock during the Ten (10) consecutive Business Days ending on the Business Day immediately preceding the Commencement Date (such purchase the “Initial Purchase” and such Purchase Shares, the “Initial Purchase Shares”).

(p)“Material Adverse Effect” means any material adverse effect on (i) the enforceability of any Transaction Document, (ii) the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect that resulted exclusively from (A) any change in the United States or foreign economies or securities or financial markets in general (B) any change that generally affects the industry in which the Company and its Subsidiaries operate (C) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof, (D) any action taken by the Investor, its affiliates or its or their successors and assigns with respect to the transactions contemplated by this Agreement, (E) the effect of any change in applicable laws or accounting rules, (F) any change resulting from compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement, or (G) acts of God, any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, unless, in the case of each of the foregoing clauses (A), (B), (E) and (G) such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons or businesses that operate in the industry in which the Company operates or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document to be performed as of the date of determination.

(q)“Maturity Date” means the first day of the month immediately following the Thirty-Six (36) month anniversary of the Commencement Date.

(r) “Person” means an individual or entity including but not limited to any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(s)“Principal Market” means The Nasdaq Capital Market; provided, however, that in the event the Company’s Common Stock is ever listed or traded on The Nasdaq Global Select Market, The Nasdaq Global Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, the OTC Bulletin Board, or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded

(t) “Purchase Amount” means, with respect to the Initial Purchase, any Regular Purchase, any Accelerated Purchase, or any Additional Accelerated Purchase made hereunder, as applicable, the portion of the Available Amount to be purchased by the Investor pursuant to Section 2 hereof.

(u)“Purchase Date” means, with respect to a Regular Purchase made pursuant to Section 2(b) hereof, the Business Day on which the Investor receives, after 4:00 p.m. Eastern time on such Business Day, a Purchase Notice for such Regular Purchase in accordance with this Agreement; provided that any Business Day that is Twenty (20) days or less before the filing of any post-effective amendment to the

Registration Statement or New Registration Statement (as such term is defined in the Registration Rights Agreement), and until the effective date of any such post-effective amendment to the Registration Statement or New Registration Statement, shall not be a Purchase Date .

(v)“Purchase Notice” means a notice delivered to the Investor pursuant to Section 2 with respect to any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase, respectively.

(w) “Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith between the Company and the Investor.

(x)“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

(y)“Regular Purchase Share Limit” means two hundred fifty thousand (250,000) Purchase Shares; provided, however, that (i) if the Closing Sale Price of the Common Stock is not below $4.00 on the Purchase Date, the Regular Purchase Share Limit may be increased to up to two hundred seventy-five thousand (275,000) Purchase Shares and (ii) if the Closing Sale Price of the Common Stock is not below $5.00 on the Purchase Date, the Regular Purchase Share Limit may be increased to up to three hundred thousand (300,000) Purchase Shares, in each case to be adjusted following any reorganization, recapitalization, non-cash dividend, stock split, reverse stock, split or other similar transaction effected with respect to the Common Stock; provided, that if following such an adjustment the Regular Purchase Share Limit as adjusted would preclude the Company from delivering to the Investor a Purchase Notice hereunder for a Purchase Amount equal to or greater than one hundred fifty thousand dollars ($150,000), the Regular Purchase Share Limit shall equal the maximum number of Purchase Shares which would enable the Company to deliver to the Investor a Purchase Notice for a Purchase Amount equal to, or as closely approximating without exceeding, one hundred fifty thousand dollars ($150,000); provided, further, that the Investor’s committed obligation under any single Regular Purchase shall not exceed two million dollars ($2,000,000).

(z)“Sale Price” means any trade price for the shares of Common Stock on the Principal Market as reported by the Principal Market.

(aa)“SEC” means the U.S. Securities and Exchange Commission.

(bb)“Securities” means, collectively, the Purchase Shares and the Commitment Shares (as defined below).

(cc)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(dd) “Subsidiary” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

(ee) “Transaction Documents” means, collectively, this Agreement and the schedules and exhibits hereto, the Registration Rights Agreement and the schedules and exhibits thereto, and each of the other agreements, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.

(ff)“Transfer Agent” means American Stock Transfer & Trust Company, or such other Person who is then serving as the transfer agent for the Company in respect of the Common Stock.

(gg)“VWAP” means in respect of an Accelerated Purchase Date, the volume weighted average price of the Common Stock, as reported on the Principal Market or by another reputable source such as Bloomberg, L.P. on such Accelerated Purchase Date.

2.	PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right, but not the obligation, to sell to the Investor, in the Company’s sole and absolute discretion, and the Investor has the obligation to purchase from the Company, Purchase Shares as follows:

(a)Initial Purchase of Common Stock. Upon the satisfaction of the conditions set forth in Sections 7 and 8 hereof (the “Commencement” and the date of satisfaction of such conditions the “Commencement Date”), the Investor shall purchase such number of Purchase Shares corresponding to a Purchase Amount equal to, or as closely approximating without exceeding, $2,000,000 at the Initial Purchase Price.

(b)Commencement of Regular Purchases of Common Stock. Following Commencement and thereafter, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time on any Purchase Date on which the Closing Sale Price is not below the Floor Price, to purchase up to the Regular Purchase Share Limit (each such purchase, a “Regular Purchase”) at the lower of: (i) the lowest Sale Price of the Common Stock on the applicable Purchase Date and (ii) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the ten (10) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date (the “Purchase Price”) on each Purchase Date (each such purchase, a “Regular Purchase”).

(c)Accelerated Purchases.  On any Purchase Date, provided that the Company submitted a Purchase Notice for a Regular Purchase for a number of Purchase Shares not less than the Regular Purchase Share Limit then in effect on such Purchase Date, the Closing Sale Price is not below the Floor Price and otherwise subject to the terms and conditions of this Agreement, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time in accordance with this Agreement, to purchase the applicable Accelerated Purchase Share Amount (each such purchase, an “Accelerated Purchase”) at the lower of (i) the Closing Sale Price of the Common Stock on such applicable Accelerated Purchase Date and (ii) ninety-seven percent (97%) of the VWAP for the Accelerated Purchase Period (the “Accelerated Purchase Price”). Within one (1) Business Day after completion of each Accelerated Purchase Date for an Accelerated Purchase, the Investor will provide to the Company a written confirmation of such Accelerated Purchase setting forth the applicable Accelerated Purchase Share Amount and Accelerated Purchase Price for such Accelerated Purchase.

(d)Additional Accelerated Purchases.  On any Accelerated Purchase Date, provided that the Company submitted a Purchase Notice for an Accelerated Purchase and subject to the terms and conditions of this Agreement, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time in accordance with this Agreement, to purchase the applicable Accelerated Purchase Share Amount (each such purchase, an “Additional Accelerated Purchase”) at the Accelerated Purchase Price. The Company may deliver Purchase Notices to the Investor for multiple Additional Accelerated Purchases on an Accelerated Purchase Date subject to the second sentence of Section 2(g).

(e)Payment for Purchase Shares. For the Initial Purchase and each Regular Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such Initial Purchase or Regular Purchase, as applicable, as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Investor receives such Purchase Shares, if such Purchase Shares are received by the Investor before 1:00 p.m., Eastern time, or, if such Purchase Shares are received by the Investor after 1:00 p.m., Eastern time, the next Business Day. For each Accelerated Purchase and each Additional Accelerated Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such Accelerated Purchase and Additional Accelerated Purchase, respectively, as full payment for such Purchase Shares via wire transfer of immediately available funds no later than the second Business Day following the date that the Investor receives such Purchase Shares. If the Company or the Transfer Agent shall fail for any reason or for no reason to electronically transfer any Purchase Shares as DWAC Shares with respect to any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase (as applicable) within two (2) Business Days following the receipt by the Company of the Purchase Price, Accelerated Purchase Price or Additional Accelerated Purchase Price, respectively, therefor in compliance with this Section 2(e), and if on or after such two (2) Business Days the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Purchase Shares that the Investor anticipated receiving from the Company in respect of such Initial Purchase, Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase (as applicable), then the Company shall, within two (2) Business Days after the Investor’s request, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including customary brokerage commissions, if any) for the shares of Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Purchase Shares as DWAC Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Investor such Purchase Shares as DWAC Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total Purchase Amount paid by the Investor pursuant to this Agreement for all of the Purchase Shares to be purchased by the Investor in connection with such purchases. All payments made under this Agreement shall be made in lawful money of the United States of America or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement.

(f)Compliance with Principal Market Rules. Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 2(g), the Company shall not issue more than 14,768,682 shares (including the Commitment Shares) of Common Stock (the “Exchange Cap”) under this Agreement, which equals 19.99% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval is obtained to issue in excess of the Exchange Cap; provided, however, that the foregoing limitation shall not apply if at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement is equal to or greater than $1.9399 (the “Minimum Price”), a price equal to the lower of (i) the Nasdaq Official Closing Price immediately preceding the execution of this Agreement or (ii) the arithmetic average of the Five (5) Nasdaq Official Closing Prices for the Common Stock immediately preceding the execution of this Agreement, as calculated in accordance with the rules of the Principal Market (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Investor shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would violate the rules or regulations of the Principal Market. The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.99% of its outstanding shares of Common Stock hereunder if such issuance would require stockholder approval under the rules or regulations of the Principal Market. The Exchange Cap shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Principal Market.

(g)Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common

Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates of more than 9.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). Upon the written or oral request of the Investor, the Company shall promptly (but not later than one (1) Business Day) confirm orally or in writing to the Investor the number of shares of Common Stock then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. The Investor’s written certification to the Company of the applicability of the Beneficial Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error.

(h)Excess Share Limitation. If the Company delivers any Purchase Notice for a Purchase Amount in excess of the limitations contained in this Section2, such Purchase Notice shall be void ab initio to the extent of the amount by which the number of Purchase Shares set forth in such Purchase Notice exceeds the number of Purchase Shares which the Company is permitted to include in such Purchase Notice in accordance herewith, and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the number of Purchase Shares which the Company is permitted to include in such Purchase Notice. If the Company delivers a Purchase Notice, and all Purchase Shares subject to all prior Purchases have not theretofore been received by the Investor as DWAC Shares in accordance with this Agreement, such Purchase Notice shall not be deemed to have been delivered and the Investor shall not be required to purchase any Purchase Shares until all Purchase Shares for such prior Purchases have been received by the Investor as DWAC Shares. If any issuance of Purchase Shares would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock down to the nearest whole share.

(i)Adjustments for Shares. Except as specifically stated otherwise, all share-related and dollar-related limitations contained in this Section 2 shall be adjusted to take into account any reorganization, recapitalization, non-cash dividend, stock split, reverse stock, split or other similar transaction effected with respect to the Common Stock.

3.	INVESTOR’S REPRESENTATIONS AND WARRANTIES.

The Investor represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)Organization, Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b)Investment Purpose. The Investor is acquiring the Securities as principal for its own account for investment only and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Investor’s right to sell the Securities at any time pursuant to the Registration Statement described herein or otherwise in compliance with applicable federal and state securities laws). The Investor is acquiring the Securities hereunder in the ordinary course of its business.

(c)Accredited Investor Status. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(d)Reliance on Exemptions. The Investor understands that the Securities may be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(e)Information. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor (i) is able to bear the economic risk of an investment in the Securities including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in Section 4 below. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities and is not relying on any accounting, legal, tax or other advice from the Company or its officers, employees, representatives or advisors. The Investor acknowledges and agrees that the Company neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.

(f)No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)Transfer or Sale. The Investor understands that (i) the Securities may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration and (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

(h)Validity; Enforcement. This Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)Residency. The Investor is a resident of the State of Illinois.

(j)No Short Selling. The Investor represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Investor that, as of the date hereof and as of the Commencement Date:

(a)Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has no Subsidiaries except as set forth in the SEC Documents (as defined below in Section 3(f)).

(b)Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents, and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares (as defined below in Section 5(e)) the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Board of Directors of the Company (the “Board of Directors”), and no further consent or authorization is required by the Company, its Board of Directors, or its stockholders (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The Board of Directors has approved resolutions to authorize this Agreement and the transactions contemplated hereby (the “Signing Resolutions”). The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any respect. The Company has delivered to the Investor a true and correct copy of the Signing Resolutions. Except as set forth in this Agreement, no other approvals or consents of the Board of Directors, any other authorized committee thereof, and/or stockholders is necessary under applicable laws and the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”) and/or the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”) to authorize the execution and delivery of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the issuance of the Commitment Shares and the sale of the Purchase Shares.

(c)Capitalization. As of the date hereof, the authorized capital stock of the Company is set forth in Schedule 4(c) of the Company’s Disclosure Schedule. Except as disclosed in the SEC Documents or Schedule 4(c) of the Company’s Disclosure Schedule, (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished true and correct copies of the Certificate of Incorporation and the Bylaws, each as in effect and as may be amended on the date hereof, and copies of any documents containing the material rights of holders of securities convertible or exercisable for Common Stock to the extent not filed as exhibits to the Company’s Securities Act filings or Exchange Act reports.

(d)Issuance of Securities. Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Securities shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. 14,768,682 shares of Common Stock have been duly authorized and reserved as Purchase Shares.

(e)No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares and the Commitment Shares) will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation or default of or under (i) any provision of the Certificate of Incorporation or Bylaws, any Subsidiary’s respective certificate or articles of incorporation or bylaws, any certificate of designation, preferences and rights of any outstanding series of preferred stock or organizational charter, respectively, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, which, in the case of clauses (ii) or (iii), would be reasonably expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act or applicable state securities laws and the rules and regulations of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as set forth elsewhere in this Agreement, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date.

(f)SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as publicly available through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or in connection with a confidential treatment request submitted to the SEC, the Company has received no notices or correspondence from the SEC for the one year preceding the date hereof. There are no “open” SEC comments. To the Company’s knowledge, the SEC has not commenced any enforcement proceedings against the Company or any of its Subsidiaries.

(g)Absence of Certain Changes. Except as disclosed in the SEC Documents, since December 31, 2019, there has been no change that would constitute a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

(h)Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors in their capacities as such, which would reasonably be expected to have a Material Adverse Effect.

(i)Acknowledgment Regarding Investor’s Status. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction

Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)No General Solicitation; No Aggregated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities. Neither the Company, nor or any of its affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to be aggregated with prior offerings by the Company pursuant to the rules of the Principal Market on which any of the securities of the Company are listed or designated. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market.

(k)Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, except as would not reasonably be expected to have a Material Adverse Effect. None of the Company’s material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which would reasonably be expected to have a Material Adverse Effect.

(l)Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)Title. Except as disclosed in the SEC Documents, the Company does not own any real property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects (“Liens”), except for those Liens pursuant to the Venture Loan and Security Agreement by and among Silicon Valley Bank, Horizon Venture Technology Corporation, the Company, and vTv Therapeutics LLC, and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(n)Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(o)Regulatory Permits. Except as disclosed in the SEC Documents, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such certificates, authorizations, or permits would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(p)Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state, local or foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject or otherwise filed timely extensions (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(q)Transactions With Affiliates. Except as disclosed in the SEC Documents, none of the Company’s, officers or directors, or to the Company’s knowledge, none of the Company’s stockholders or any family member or affiliate of any of the foregoing, has either directly or indirectly an interest in, or is a party to, any transaction that would be required to be disclosed as a related party transaction pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(r)Application of Takeover Protections. The Company and its Board of Directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

(s)Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents that will be timely publicly disclosed by the Company, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information that is not otherwise disclosed in the SEC Documents. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting purchases and sales of securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Investor regarding the Company, its business and the transactions contemplated hereby, taken as a whole, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

(t)Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(u)DTC Eligibility. The Company, through the Transfer Agent, currently participates in the DTC Fast Automated Securities Transfer (FAST) Program and the Common Stock can be transferred electronically to third parties via the DTC Fast Automated Securities Transfer (FAST) Program.

(v)Sarbanes-Oxley. The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it as of the date hereof.

(w)Investment Company. The Company is not required to be registered as, and immediately after receipt of payment for the Purchase Shares will not be required to be registered as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x)Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock pursuant to the Exchange Act nor has the Company received any notification that the SEC is currently contemplating terminating such registration. Except as disclosed in the SEC Documents, the Company has not, in the twelve (12) months preceding the date hereof, received any notice from any Person to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. Except as disclosed in the SEC Documents, the Company is in compliance with all such listing and maintenance requirements.

(y)Accountants. The Company’s accountants are set forth in the SEC Documents and, to the knowledge of the Company, such accountants are an independent registered public accounting firm as required by the Securities Act.

(z)No Market Manipulation. The Company has not, and to its knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the

Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(a)Benefit Plans; Labor Matters. Each benefit and compensation plan, agreement, policy and arrangement that is maintained, administered or contributed to by the Company for current or former employees or directors of, or independent contractors with respect to, the Company has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, and the Company has complied in all material respects with all applicable statutes, orders, rules and regulations in regard to such plans, agreements, policies and arrangements. Each stock option granted under any equity incentive plan of the Company (each, a “Stock Plan”) was granted with a per share exercise price no less than the market price per common share on the grant date of such option in accordance with the rules of the Principal Market, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant; each such option (i) was granted in compliance in all material respects with Applicable Laws (as defined below) and with the applicable Stock Plan(s), (ii) was duly approved by the Board of Directors, and (iii) has been properly accounted for in the Company’s financial statements and disclosed, to the extent required, in the Company’s filings or submissions with the SEC, and the Principal Market. No labor problem or dispute with the employees of the Company exists or has been threatened in writing, and the Company is not aware of any existing or threatened labor disturbance by the employees of any of its principal suppliers or contractors, that would reasonably be expected to have a Material Adverse Effect.

(aa)Regulatory. During the 12-month period immediately preceding the date hereof, except as described in the SEC Documents, the Company and each of its Subsidiaries:  (A) is and at all times has been in material compliance with all applicable U.S. and foreign statutes, rules, or regulations applicable to Company and its Subsidiaries (“Applicable Laws”), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (B) have not received any written notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration or any other federal, state, or foreign governmental authority having authority over the Company (“Governmental Authority”) alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) possess all material Authorizations and such material Authorizations are valid and in full force and effect and, to the Company’s knowledge, are not in violation of any term of any such material Authorizations; (D) have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product, operation or activity is in violation of any Applicable Laws or Authorizations and have no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) have not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and the Company has no knowledge that any such Governmental Authority is considering such action; and (F) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or material Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission). During the 12-month period immediately preceding the date hereof, to the Company’s knowledge, the studies, tests and preclinical studies and clinical trials conducted by or on behalf of the Company were and, if still pending, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws, including, without limitation, the United States Federal Food, Drug, and Cosmetic Act or any other applicable regulation of a federal, provincial, state, local or foreign governmental or quasi-governmental body exercising comparable authority; the descriptions of the results of such studies, tests and trials contained in the SEC Documents are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; the descriptions in the SEC Documents of the results of such clinical trials are consistent in all material respects with such results and to the Company’s knowledge there are no other studies or other clinical trials whose results are materially inconsistent with or otherwise materially call into question the results described or referred to in the SEC Documents; and the Company has not received any written notices or correspondence from any Governmental Authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or its Subsidiaries. The Company has concluded that it uses commercially reasonable efforts to review, from time to time, the progress and results of the studies, tests and preclinical studies and clinical trials and, based upon (i) the information provided to the Company by the third parties conducting such studies, tests, preclinical studies and clinical trials that are described in the SEC Documents and the Company’s review of such information, and (ii) the Company’s knowledge, the Company reasonably believes that the descriptions of the results of such studies, tests, preclinical studies and clinical trials are accurate and complete in all material respects.

(bb)Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

(cc)No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

5.	COVENANTS.

(a)Filing of Current Report and Registration Statement. The Company agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 8-K relating to the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “Current Report”). The Company shall also file with the SEC, as soon as practicable and in no case later than November 30, 2020, a new registration statement (the “Registration Statement”) covering the resale of Purchase Shares and 425,725 Commitment Shares in accordance with the terms of the Registration Rights Agreement. The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Current Report at least two (2) Business Days prior to its filing with the SEC, and the Company shall not file the Current Report or the Registration Statement with the SEC in a form to which the Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the final pre-filing draft version of the Current Report within one (1) Business Day from the date the Investor receives it from the Company.

(b)Blue Sky. The Company shall take all such action, if any, as is reasonably necessary in order to obtain an exemption for or to register or qualify (i) the issuance and the sale of the Securities to the Investor under this Agreement and (ii) any subsequent resale of all Commitment Shares and all Purchase Shares by the Investor, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Investor from time to time, and shall provide evidence of any such action so taken to the Investor.

(c)Listing/DTC. The Company shall promptly secure the listing of all of the Securities to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance) and upon each other national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed, and shall use commercially reasonable efforts to maintain, so long as any shares of Common Stock shall be so listed, such listing of all Securities from time to time issuable hereunder. The Company shall use commercially reasonable efforts to maintain the listing of the Common Stock on the Principal Market and shall comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules and regulations of the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall promptly, and in no event later than the following Business Day, provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Common Stock for listing on the Principal Market; provided, however, that the Company shall not be required to provide the Investor copies of any such notice that the Company reasonably believes constitutes material non-public information and the Company would not be required to publicly disclose such notice in any report or statement filed with the SEC and under the Exchange Act or the Securities Act. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(c). The Company shall take all action necessary to ensure that its Common Stock can be transferred electronically as DWAC Shares.

(d)Prohibition of Short Sales and Hedging Transactions. The Investor agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11, the Investor and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e)Issuance of Commitment Shares. In consideration for the Investor’s execution and delivery of this Agreement, the Company shall cause the Transfer Agent to issue 425,725 shares of Common Stock (the “Commitment Shares”) directly to the Investor in accordance with Section 6 hereto and shall deliver to the Transfer Agent the Irrevocable Transfer Agent Instructions (as defined in Section 6(a)). For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the date of this Agreement, whether or not the Commencement shall occur or any Purchase Shares are purchased by the Investor under this Agreement and irrespective of any termination of this Agreement.

(f)Due Diligence; Non-Public Information. During the term of this Agreement, the Investor shall have the right, from time to time as the Investor may reasonably deem appropriate, and upon reasonable advance notice to the Company, to perform reasonable due diligence on the Company during normal business hours. The Company and its officers and employees shall provide information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company. Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party. The receiving party may disclose Confidential Information to the extent such information is required to be disclosed by law, regulation or order of a court of competent jurisdiction or regulatory authority, provided that the receiving party shall promptly notify the disclosing party when such requirement to disclose arises, and shall cooperate with the disclosing party so as to enable the disclosing party to: (i) seek an appropriate protective order; and (ii) make any applicable claim of confidentiality in respect of such Confidential Information; and provided, further, that the receiving party shall disclose Confidential Information only to the extent required by the protective order or other similar order, if such an order is obtained, and, if no such order is obtained, the receiving party shall disclose only the minimum amount of such Confidential Information required to be disclosed in order to comply with the applicable law, regulation or order. In addition, any such Confidential Information disclosed pursuant to this Section 5(f) shall continue to be deemed Confidential Information. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide the Investor with any information that constitutes or may reasonably be considered to constitute material, non-public information pursuant to a request for information hereunder, and the Company and the Investor agree that neither the Company nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes or may reasonably be considered to constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided, that the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, and the Company shall have at least one (1) Business Day from such notice to either publicly disclose such material, non-public information or to demonstrate to the Investor that such information does not constitute material, non-public information, prior to any such disclosure by the Investor. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure. The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

(g)Purchase Records. The Investor and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each Regular Purchase, Accelerated Purchase and Additional Accelerated Purchase or shall use such other method, reasonably satisfactory to the Investor and the Company.

(h)Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Investor made under this Agreement.

(i)Use of Proceeds. The Company will use the net proceeds from the offering for any corporate purpose at the sole discretion of the Company.

(j)Other Transactions. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company to deliver the Securities to the Investor in accordance with the terms of the Transaction Documents.

(k)No Aggregation. From and after the date of this Agreement, neither the Company, nor or any of its affiliates will, and the Company shall use its reasonable best efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would cause this offering of the Securities by the Company to the Investor to be aggregated with other offerings by the Company in a manner that would require stockholder approval pursuant to the rules of the Principal Market on which any of the securities of the Company are listed or designated unless stockholder approval is obtained before the closing of such subsequent transaction in accordance with the rules of such Principal Market.

(l)Limitation on Financings. From and after the date of this Agreement until the earlier of (i) the Maturity Date and (ii) twelve (12) months after the date of termination of this Agreement as provided in Section 11, the Company shall be prohibited from entering into any “equity line” or similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from the Company at a price based on the market price of the Common Stock at the time of such purchase; provided, however, that this Section 5(l) shall not be deemed to prohibit the issuance of Common Stock pursuant to (i) an “at-the-market offering” by the Company exclusively through a registered broker-dealer acting as agent of the Company pursuant to a written agreement between the Company and such registered broker-dealer or (ii) a transaction with MacAndrews & Forbes Group LLC or its affiliates, including under that certain letter agreement dated December 23, 2019. The Investor shall be entitled to seek injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required

6.	TRANSFER AGENT INSTRUCTIONS.

(a)On the date of this Agreement, the Company shall issue to the Transfer Agent (and any subsequent transfer agent) irrevocable instructions to issue the Purchase Shares and the Commitment Shares in accordance with the terms of this Agreement (the “Irrevocable Transfer Agent Instructions”). The certificate(s) or book-entry statement(s) representing the Commitment Shares, except as set forth below, shall bear the following restrictive legend (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(b)On the earlier of (i) the date the Registration Statement is declared effective by the SEC and (ii) such time that the Investor shall request, provided all conditions of Rule 144 under the Securities Act are met, the Company shall, no later than two (2) Business Days following the delivery by the Investor to the Company or the Transfer Agent of one or more legended certificates or book-entry statements representing the Commitment Shares (which certificates or book-entry statements the Investor shall promptly deliver on or prior to the first to occur of the events described in clauses (i) and (ii) of this sentence), as directed by the Investor, issue and deliver (or cause to be issued and delivered) to the Investor, as requested by the Investor, either: (A) a certificate or book-entry statement representing such Commitment Shares that is free from all restrictive and other legends or (B) a number of shares of Common Stock equal to the number of Commitment Shares represented by the certificate(s) or book-entry statement(s) so delivered by the Investor as DWAC Shares. The Company shall take all actions reasonably necessary to carry out the intent and accomplish the purposes of the immediately preceding sentence, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Transfer Agent, and any successor transfer agent of the Company, as may be reasonably requested from time to time by the Investor or necessary or desirable to carry out the intent and accomplish the purposes of the immediately preceding sentence. On or before the date the Registration Statement is declared effective by the SEC, the Company shall issue to the Transfer Agent irrevocable instructions in the form attached as an exhibit to the Registration Rights Agreement (the “Commencement Irrevocable Transfer Agent Instructions”), and on the date the Registration Statement is declared effective by the SEC, the

Company shall cause its counsel to issue to the Transfer Agent the notice of effectiveness of the Registration Statement in the form attached as an exhibit to the Registration Rights Agreement (the “Notice of Effectiveness of Registration Statement”), in each case to issue the Commitment Shares and the Purchase Shares in accordance with the terms of this Agreement and the Registration Rights Agreement. All Purchase Shares to be issued from and after Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued only as DWAC Shares. The Company represents and warrants to the Investor that, while this Agreement is effective, no instruction other than the Commencement Irrevocable Transfer Agent Instructions and the Notice of Effectiveness of Registration Statement referred to in this Section 6(b) will be given by the Company to the Transfer Agent with respect to the Commitment Shares or the Purchase Shares covered by the Registration Statement from and after Commencement, and the Commitment Shares and the Purchase Shares covered by the Registration Statement shall otherwise be freely transferable on the books and records of the Company. The Company agrees that if the Company fails to fully comply with the provisions of this Section 6(b) within five (5) Business Days of the Investor providing the deliveries referred to above, the Company shall, at the Investor’s written instruction, purchase such shares of Common Stock containing the Restrictive Legend from the Investor at the greater of the (i) Purchase Price or Accelerated Purchase Price paid for such shares of Common Stock (as applicable) and (ii) the Closing Sale Price of the Common Stock on the date of the Investor’s written instruction.

7.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK.

The right of the Company hereunder to commence sales of Purchase Shares is subject to the satisfaction, or, where legally permissible, the waiver of each of the following conditions:

(a)The Investor shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)The Registration Statement covering the resale of the Commitment Shares and Purchase Shares in accordance with the Registration Rights Agreement shall have been declared effective under the Securities Act by the SEC and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC;

(c)All Securities to be issued by the Company to the Investor under the Transaction Documents shall have been approved for listing on the Principal Market in accordance with the applicable rules and regulations of the Principal Market, subject only to official notice of issuance;

(d)The representations and warranties of the Investor set forth in Section 3 of this Agreement shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case, such representations and warranties shall be true and correct without further qualification) as of the date hereof and as of the Commencement Date as though made at that time; and

(e)No stop order with respect to the Registration Statement shall be pending or threatened by the SEC.

8.	CONDITIONS TO THE INVESTOR’S OBLIGATION TO PURCHASE SHARES OF COMMON STOCK.

The obligation of the Investor to buy Purchase Shares under this Agreement is subject to the satisfaction, or, where legally permissible, the waiver of each of the following conditions on or prior to the

Commencement Date and, once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a)The Company shall have executed each of the Transaction Documents and delivered the same to the Investor;

(b)The Company shall have issued or caused to be issued to the Investor a number of shares of Common Stock equal to the number of Commitment Shares as DWAC Shares, in each case in accordance with Section 6(b);

(c)The Common Stock shall be listed on the Principal Market and all Securities to be issued by the Company to the Investor pursuant to this Agreement shall have been approved for listing or quotation on the Principal Market, in accordance with the applicable rules and regulations of such Principal Market, subject only to official notice of issuance;

(d)The Investor shall have received the opinion and negative assurances letter of the Company’s legal counsel dated as of the Commencement Date substantially in the form agreed prior to the date of this Agreement by the Company’s legal counsel and the Investor’s legal counsel;

(e)The representations and warranties of the Company set forth in Section 4 of this Agreement shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 above, in which case, such representations and warranties shall be true and correct as so qualified) as of the date hereof and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Investor shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f)The Board of Directors of the Company shall have adopted the Signing Resolutions which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting purchases of Purchase Shares hereunder, 14,768,682 shares of Common Stock;

(h) The Irrevocable Transfer Agent Instructions and the Commencement Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company and the Transfer Agent (or any successor transfer agent);

(i)The Company shall have delivered to the Investor (i) a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware and (ii) a certificate or its equivalent evidencing the good standing or authorization of the Company as a foreign corporation in each jurisdiction where it is required to be registered as a foreign corporation, in each case as of a date within ten (10) Business Days of the Commencement Date;

(j)The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) Business Days of the Commencement Date;

(k)The Company shall have delivered to the Investor a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit B;

(l)The Registration Statement covering the resale of the Commitment Shares and Purchase Shares shall have been declared effective under the Securities Act by the SEC and no stop order with respect to the Registration Statement shall be pending or, to the Company’s knowledge, threatened by the SEC. The Company shall have prepared and filed with the SEC, not later than two (2) Business Days after the effective date of the Registration Statement, a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby. The Current Report shall have been filed with the SEC, as required pursuant to Section 5(a). All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC at or prior to the Commencement Date pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act;

(m)No Event of Default has occurred, and no event which, after notice and/or lapse of time, would reasonably be expected to become an Event of Default has occurred;

(n)All federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by the Transaction Documents and necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been complied with, and all consents, authorizations and orders of, and all filings and registrations with, all federal, state and local courts or governmental agencies and all federal, state and local regulatory or self-regulatory agencies necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been obtained or made, including, without limitation, in each case those required under the Securities Act, the Exchange Act, applicable state securities or “Blue Sky” laws or applicable rules and regulations of the Principal Market, or otherwise required by the SEC, the Principal Market or any state securities regulators;

(o)No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state or local or foreign court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents; and

(p)No action, suit or proceeding before any federal, state, local or foreign arbitrator or any court or governmental authority of competent jurisdiction shall have been commenced or threatened, and no inquiry or investigation by any federal, state, local or foreign governmental authority of competent jurisdiction shall have been commenced or threatened, against the Company, or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such transactions.

9.	INDEMNIFICATION.

In consideration of the Investor’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the

Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of its affiliates, members, managers, officers, directors and employees, direct or indirect investors and any of the foregoing Person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, and damages, and reasonable fees and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document executed and delivered by the Company as contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document executed and delivered by the Company as contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document executed and delivered by the Company as contemplated hereby or thereby, other than, in the case of clause (c), with respect to Indemnified Liabilities which directly and primarily result from the fraud, gross negligence or willful misconduct of an Indemnitee. The indemnity in this Section 9 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Payment under this indemnification shall be made within thirty (30) days from the date Indemnitee makes written request for it. A certificate containing reasonable detail as to the amount of such indemnification submitted to the Company by the Indemnitee shall be conclusive evidence, absent manifest error, of the amount due from the Company to the Indemnitee; provided that the Indemnitee shall undertake to repay any amounts paid to it hereunder if it is ultimately determined, by a final and non-appealable order of a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified against such Indemnified Liabilities by the Company pursuant to this Agreement. If any action shall be brought against any Indemnitee in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnitee, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.

10.	EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time as any of the following events occurs:

(a)the effectiveness of a Registration Statement registering the sale or resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to the Investor for sale or resale of any or all of the Securities to be issued to the Investor under the Transaction Documents, and any, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a Registration Statement after the Investor has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one Registration Statement with a New Registration Statement (as defined in the Registration Rights Agreement) or another Registration Statement, including by terminating a prior Registration Statement when it is effectively replaced with a New Registration Statement (as defined in the Registration Rights Agreement) or other Registration Statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or terminated) Registration Statement that have not theretofore been resold are included in the superseding (or new) Registration Statement);

(b)the suspension of the Common Stock from trading on the Principal Market for a period of at least one (1) Business Day, provided that the Company may not direct the Investor to purchase any shares of Common Stock during any such suspension;

(c)the delisting of the Common Stock from The Nasdaq Capital Market provided, however, that the Common Stock is not immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, the OTC Bulletin Board, or the OTCQB or the OTCQX operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

(d)the failure for any reason by the Transfer Agent to issue Purchase Shares to the Investor within two (2) Business Days after the applicable Purchase Date or Accelerated Purchase Date (as applicable) on which the Investor is entitled to receive such Purchase Shares;

(e)the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach would reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

(f)if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g)if the Company is at any time insolvent, or, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

(h)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company;

(i)if at any time after the Commencement Date, the Exchange Cap is reached (to the extent the Exchange Cap is applicable pursuant to Section 2(e) hereof); or

(j)if at any time the Company is not eligible to transfer its Common Stock electronically as DWAC Shares.

In addition to any other rights and remedies under applicable law and this Agreement, so long as an Event of Default has occurred and is continuing, or if any event that, after notice and/or lapse of time, would reasonably be expected to become an Event of Default, has occurred and is continuing, the Company shall not deliver to the Investor any Purchase Notice. Notwithstanding the foregoing, the foregoing sentence shall not be deemed to apply to any notice from Nasdaq regarding the Company’s failure to comply with the continuing listing standards of The Nasdaq Capital Market, and to the fact of each such failure, unless all compliance and appeal periods for such failure have lapsed or expired.

11.	TERMINATION

This Agreement may be terminated only as follows:

(a)If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (any of which would be an Event of Default as described in Sections 10(f), 10(g) and 10(h) hereof), this Agreement shall automatically terminate without any liability or payment to the Company (except as set forth below) without further action or notice by any Person.

(b)In the event that the Commencement shall not have occurred on or before February 28, 2021, due to the failure to satisfy the conditions set forth in Sections 7 and 8 above with respect to the Commencement, either the Company or the Investor shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of any party to any other party (except as set forth below); provided, however, that the right to terminate this Agreement under this Section 11(b) shall not be available to any party if such party is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of such party contained in this Agreement fails to be true and correct such that the conditions set forth in Section 7(d) or Section 8(e), as applicable, could not then be satisfied

(c)At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Investor electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Investor.

(d)This Agreement shall automatically terminate on the date that the Company sells and the Investor purchases the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

(e)If, for any reason or for no reason, the full Available Amount has not been purchased in accordance with Section 2 of this Agreement by the Maturity Date, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

Except as set forth in Sections 11(a) (in respect of an Event of Default under Sections 10(f), 10(g) and 10(h)), 11(d) and 11(e), any termination of this Agreement pursuant to this Section 11 shall be effected by written notice from the Company to the Investor, or the Investor to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties and covenants of the Company and the Investor contained in Sections 3 and 4, 5 and 6 hereof, the indemnification provisions set forth in Section 9 hereof and the agreements and covenants set forth in Sections 10, 11 and 12 shall survive the execution and delivery of this Agreement and any termination of this Agreement. No termination of this Agreement shall (i) affect the Company’s or the Investor’s rights or obligations under (A) this Agreement with respect to any pending Initial Purchase, Regular Purchases, Accelerated Purchases, or Additional Accelerated Purchases, and the Company and the Investor shall complete their respective obligations with respect to any pending Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases under this Agreement and (B) the Registration Rights Agreement, which shall survive any such termination, or (ii) be deemed to release the Company or the Investor from any liability for intentional misrepresentation or willful breach of any of the Transaction Documents.

12.	MISCELLANEOUS.

(a)Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of and venue in the U.S. District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(c)Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)Entire Agreement. The Transaction Documents supersede all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the subject matter thereof, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. Each of the Company and the Investor acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in the Transaction Documents.

(f)Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

vTv Therapeutics Inc.

3980 Premier Drive, Suite 310

High Point, NC 27265

Telephone:336-841-0300

E-mail:RHoward@vtvtherapeutics.com

Attention:Rudy C. Howard

With a copy to (which shall not constitute notice or service of process):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone:(212) 373-3309

Facsimile:(212) 492-0309

E-mail:rrusso@paulweiss.com

Attention:Raphael M. Russo

If to the Investor:

Lincoln Park Capital Fund, LLC

440 North Wells, Suite 410

Chicago, IL 60654

Telephone:312-822-9300

Facsimile:312-822-9301

E-mail:jscheinfeld@lpcfunds.com/jcope@lpcfunds.com

Attention:Josh Scheinfeld/Jonathan Cope

With a copy to (which shall not constitute notice or service of process):

K&L Gates LLP

200 S. Biscayne Blvd., Suite 3900

Miami, FL 33131

Telephone:(305) 539-3306

Facsimile: (305) 358-7095

E-mail: clayton.parker@klgates.com

Attention:Clayton E. Parker, Esq.

If to the Transfer Agent:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY

Telephone:718-921-8288

Attention:Paula Caroppoli

or at such other address, email address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email account containing the time, date, and recipient facsimile number or email address, as applicable, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or email or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may not assign its rights or obligations under this Agreement.

(h)No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and, except as set forth in Section 9, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)Publicity. The Company shall afford the Investor and its counsel with the opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, SEC filing or any other public disclosure by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby, not less than 24 hours prior to the issuance, filing or public disclosure thereof. The Investor must be provided with a final version of any information related to Lincoln Park contained within such press release, SEC filing or other public disclosure, at least 24 hours prior to any release, filing or use by the Company thereof, or such shorter time as is reasonably necessary. The Investor shall not make any public announcement or disclosure regarding this Agreement and the transactions contemplated hereby without the prior written consent of the Company, except as may be required by applicable law or pursuant to the terms of this Agreement.

(j)Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to consummate and make effective, as soon as reasonably possible, the Commencement, and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Investor that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Investor represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Company shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim.

(l)No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)Remedies, Other Obligations, Breaches and Injunctive Relief. The Investor’s remedies provided in this Agreement, including, without limitation, the Investor’s remedies provided in Section 9, shall be cumulative and in addition to all other remedies available to the Investor under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Investor contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Investor’s right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. The parties acknowledge that a breach by any party of its obligations hereunder will cause irreparable harm to the non-breaching party and that the remedy at law for any such breach may be inadequate. The parties therefore agree that, in the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(n)Enforcement Costs. If: (i) this Agreement is placed by the Investor or the Company in the hands of an attorney for enforcement or is enforced by the Investor or the Company through any legal proceeding; (ii) an attorney is retained to represent the Investor or the Company in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Agreement; or (iii) an attorney is retained to represent the Investor or the Company in any other proceedings whatsoever in connection with this Agreement, then the party against which redress is sought under this section shall pay all reasonable costs and expenses including attorneys’ fees incurred in connection therewith to the party incurring such costs and expenses, as incurred, in addition to all other amounts due hereunder.

(o)Amendment and Waiver; Failure or Indulgence Not Waiver. No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Business Day immediately preceding the filing of the Registration Statement with the SEC and during such time as such Registration Statement is effective for the resale of Purchase Shares pursuant to this Agreement. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

* * * * *

IN WITNESS WHEREOF, the Investor and the Company have caused this Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC

BY: LINCOLN PARK CAPITAL, LLC

BY: ALEX NOAH INVESTORS INC.

By:	/s/ Jonathan Cope
Name:	Jonathan Cope
Title:	President

EXHIBITS

Exhibit AForm of Officer’s Certificate

Exhibit BForm of Secretary’s Certificate

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 8(e) of that certain Purchase Agreement dated as of November 24, 2020, (“Purchase Agreement”), by and between VTV THERAPEUTICS INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC (the “Investor”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The undersigned, Stephen L. Holcombe, Chief Executive Officer and President of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, as follows:

1.I am the Chief Executive Officer and President of the Company;

2.The representations and warranties of the Company contained in the Purchase Agreement are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 of the Purchase Agreement, in which case, such representations and warranties are true and correct as so qualified) as of the date of the Purchase Agreement and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct in all material respects as of such date);

3.The Company has performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date, to the extent not otherwise waived.

4.The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of [____], 2020.

Name: Stephen L. Holcombe

Title: Chief Executive Officer & President

The undersigned as Secretary of VTV THERAPEUTICS INC., a Delaware corporation, hereby certifies that Stephen L. Holcombe is the duly elected, appointed, qualified and acting Chief Executive Officer and President of the Company, and that the signature appearing above is his genuine signature.

Rudy C. Howard, Secretary

EXHIBIT B

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (“Certificate”) is being delivered pursuant to Section 8(k) of that certain Purchase Agreement dated as of November 24, 2020 (“Purchase Agreement”), by and between VTV THERAPEUTICS INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC (the “Investor”), pursuant to which the Company may sell to the Investor up to Forty-Seven Million Dollars ($47,000,000) of the Company’s Class A Common Stock, $0.01 par value per share (the “Common Stock”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The undersigned, Rudy C. Howard, Secretary of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, as follows:

1.I am the Secretary of the Company.

2.Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s Bylaws, as in effect as of the date hereof (“Bylaws”), and Certificate of Incorporation, as in effect as of the date hereof (“Charter”), and no action has been taken by the Company, its directors, officers or stockholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Charter.

3.Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company [at a telephonic meeting held on [______], 2020] [by unanimous written consent effective as of [______], 2020]. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors or any other committee thereof, or the stockholders of the Company relating to or affecting (i) the entering into and performance of the Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4.As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of [____], 2020.

Rudy C. Howard, Secretary

The undersigned as Chief Executive Officer and President of VTV THERAPEUTICS INC., a Delaware corporation, hereby certifies that Rudy C. Howard is the duly elected, appointed, qualified and acting Secretary of vTv Therapeutics Inc., and that the signature appearing above is his genuine signature.

Stephen L. Holcombe, Chief Executive
Officer and President